U.S. SECURITIES AND EXCHANGE COMMISSION

                WASHINGTON, D.C.  20549

                      FORM 12b-25

          NOTIFICATION OF LATE FILING   SEC FILE NUMBER
                                             0-23144

                  (Check One):             CUSIP NUMBER
                                            71534B-10-1
[ ] Form 10-K and Form 10-KSB
[ ] Form 20-F [ ] Form 11-K
[X] Form 10-Q and Form 10-QSB

     For Period Ended:     April 30, 1996


     [ ] Transition Report on Form 10-K
     [ ] Transition Report on Form 20-F
     [ ] Transition Report on Form 11-K
     [ ] Transition Report on Form 10-Q
     [ ] Transition Report on Form N-SAR

     For the Transition Period Ended:

_______________________________________________________
     Read Attached Instruction Sheet Before Preparing
Form.  Please Print or Type.

     Nothing in this form shall be construed to imply
that the Commission has verified any information
contained herein.
_______________________________________________________
     If the notification relates to a portion of the
filing checked above, identify the Item(s) to which the
notification relates:        N/A
_______________________________________________________

Part I -- Registrant Information
_______________________________________________________
     Full Name of Registrant
     Former Name if Applicable
          Personnel Management, Inc.

     Address of Principal Executive Office
     (Street and Number)
          1499 Windhorst Way, Suite 100

     City, State and Zip Code
          Greenwood, Indiana  46143

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Part II -- Rules 12b-25 (b) and (c)
_______________________________________________________
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a)  The reasons described in reasonable detail in
Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form
N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date;
or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;
and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


_______________________________________________________
Part III -- Narrative
_______________________________________________________
State below in reasonable detail the reasons why Form 10-
K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-
SAR, or the transition report or portion thereof could not be filed within the prescribed period.

     Under the direction of its Chief Financial
     Officer, Robert R. Millard, who joined the
     Registrant during the quarterly period that is
     covered by the quarterly report on Form 10-Q
     that is the subject of this Notification, the
     Registrant has installed a new accounting
     system.  Because of unforeseen delays
     associated with the installation of that
     system, the Registrant encountered
     unanticipated delays in the preparation of its
     financial statements for the quarter ended
     April 30, 1996.  The accounting system is now
     fully operational and the Registrant does not
     anticipate that similar delays will be
     encountered in connection with preparation of
     its financial statements for future periods.
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Part IV -- Other Information
_______________________________________________________

     (1)  Name and telephone number of person to contact
in regard to this notification
     Robert R. Millard   (317) 888-4400
     (Name)         (Area Code and Telephone Number)

     (2)  Have all other periodic reports required under
section 13 or 15(d) of the Securities Exchange Act of
1934 or section 30 of the Investment Company Act of 1940
during the preceding 12 months or for such shorter period
that the registrant was required to file such report(s)
been filed?  If the answer is no, identify reports(s).
                                     [X] Yes     [ ] No

     (3)  Is it anticipated that any significant change
in results of operations from the corresponding period
for the last fiscal year will be reflected by the
earnings statements to be included in the subject report
or portion thereof?
                                     [ ] Yes     [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

     N/A.

              Personnel Management, Inc.
     (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date   June 13, 1996     By /s/ Robert R. Millard
                           Robert R. Millard
                           Vice President
                           Finance and Administration